As filed with the Securities and Exchange Commission on September 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNEX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	52-1549373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia	23060-9245
(Address of Principal Executive Offices)	(Zip Code)

DYNEX CAPITAL, INC. 401(k) PLAN

(Full title of the plan)

Stephen J. Benedetti

4991 Lake Brook Drive

Suite 100

Glen Allen, Virginia 23060-9245

(Name and address of agent for service)

(804) 217-5800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Susan S. Ancarrow, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, VA 23219

Telephone: (804) 697-1861

Facsimile: (804) 698-6015

CALCULATION OF REGISTRATION FEE

Title of securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	250,000 shares	$8.32[3]	$2,080,000[3]	$267.91

[1]	Common stock, $0.01 par value per share (the “Common Stock”), offered by Dynex Capital, Inc. (the “Company”) pursuant to the Dynex Capital, Inc. 401(k) Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

[2]	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

[3]	Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and were determined based on the average of the high and low sales prices of the Company’s Common Stock on September 15, 2014, as reported by the New York Stock Exchange.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company and the Plan, as applicable, with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 4, 2014;

(b)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2013, filed with the Commission on June 12, 2014;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 12, 2014, as amended by the Company’s Form 10-Q/A, filed with the Commission on August 20, 2014, and for the quarter ended June 30, 2014, filed with the Commission on August 11, 2014;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 27, 2014 and May 21, 2014; and

(d)	The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on January 17, 1989, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company or the Plan with the Commission subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act and the Company’s articles of incorporation provide for indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. The Company’s articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses, and other amounts imposed on them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company also carries insurance on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

Under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index appears on page 8 hereof and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Commonwealth of Virginia, on September 17, 2014.

Dynex Capital, Inc. (Registrant)

By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti Executive Vice President, Chief Operating Officer and Chief Financial Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Byron L. Boston and Stephen J. Benedetti, and each of them, with full power of substitution, as his or her attorneys-in-fact and agents for him or her and in his or her name and on his or her behalf as a director and/or officer of Dynex Capital, Inc. to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas B. Akin Thomas B. Akin	Executive Chairman and Director	September 17, 2014

/s/ Byron L. Boston Byron L. Boston	Chief Executive Officer, President, Co-Chief Investment Officer, and Director (Principal Executive Officer)	September 17, 2014

/s/ Stephen J. Benedetti Stephen J. Benedetti	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	September 17, 2014

/s/ Jeffrey L. Childress Jeffrey L. Childress	Vice President and Controller (Principal Accounting Officer)	September 17, 2014

/s/ Michael R. Hughes Michael R. Hughes	Director	September 17, 2014

/s/ Barry A. Igdaloff Barry A. Igdaloff	Director	September 17, 2014

/s/ Valerie Mosley Valerie Mosley	Director	September 17, 2014

/s/ Robert A. Salcetti Robert A. Salcetti	Director	September 17, 2014

/s/ James C. Wheat, III James C. Wheat, III	Director	September 17, 2014

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have caused this registration statement to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Commonwealth of Virginia, on September 17, 2014.

Dynex Capital, Inc. 401(k) Plan

By:	Dynex Capital, Inc. as Plan Administrator

	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation, effective June 2, 2014 (administrative restatement to consolidate multiple prior amendments), filed herewith.

3.2	Amended and Restated Bylaws, amended as of December 12, 2013 (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed March 4, 2014).

5.1	Opinion of Troutman Sanders LLP, filed herewith.

5.2*	Opinion letter, dated March 31, 2008, issued by the Internal Revenue Service to SunTrust Bank, the prototype plan sponsor of the form of plan document used for the Dynex Capital, Inc. 401(k) Plan, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5.1 hereto).

23.2	Consent of BDO USA, LLP, filed herewith.

24.1	Powers of Attorney (included on the signature pages of this registration statement).

*	The Dynex Capital, Inc. 401(k) Plan is a non-standardized prototype plan. The registrant is permitted to rely on the opinion letter issued by the Internal Revenue Service to SunTrust Bank, the sponsor of the prototype plan on which the Dynex Capital, Inc. 401(k) Plan is based, as to such plan’s compliance, in form, with the qualification requirements of Section 401 of the Internal Revenue Code, and such letter is supplied in lieu of a determination letter.